Exhibit 10.2

Profit Seeker Private Equity Ltd.

and

E-Waste Systems, Inc.

Summary of Debt Purchase and Investment Terms

On the terms and subject to the conditions set forth below, Profit Seeker Private Equity Ltd. through it’s managed fund, Profit Seeker Fund, hereby commits to purchase $2,000,000 of liabilities owed by E-Waste Systems, Inc. to parties to be defined in final documentation, and to invest not less than 25% of the value of the liabilities purchased, on the principal terms set forth below. This is a binding agreement, which is subject only to board approval and to the Parties’ execution of formal agreements setting forth their respective rights and obligations. Such agreements will contain customary representations, warranties and indemnifications.

The material terms of the offering are set forth below:

Issuer	E-Waste Systems, Inc., 101 First St #493, Los Altos, CA USA 94022, a publicly traded and fully SEC compliant company, trading as OTCQB:EWSI (herein ‘EWSI’ or the ‘Issuer’)
Investor	Profit Seeker Private Equity Ltd., London, England. Registered in England and Wales under the Companies Act 2006, number 8514888 (herein ‘PSPE’ or the ‘Investor’)
Debt to be Purchased
The Investor shall purchase not less than $2,000,000 of qualified debt and other liabilities of the Issuer (collectively the ‘Debt’) during the twelve-month period following the date of this agreement.  The Debt shall consist of any obligations of the Issuer, of which no more than 10% may be to non management Affiliates (as defined under SEC regulations) so long as the Debt has been properly documented and recorded on the Issuers’ books and are warranted by the Issuer as being aged or obliged for a period of not less than six months.

The Debt may, subject to confirmation of SEC counsel to EWSI that such debt may be convertible into free trading shares of EWSI, include up to $1,500,000 of acquired debt of any of the acquisitions presently being executed by EWSI.

The purchase price paid by the Investor to the holders of the Debt shall be 100% of the value of such obligations, including interest if any, unless otherwise agreed with the Debt holder.  A Debt Purchase Agreement, a sample of which shall be provided in the Definitive Agreements, shall evidence each such purchase.

Convertible Notes: Securities Issued for Investment
The Investor shall agree to purchase, simultaneously, no less than twenty five percent (25%) of the amount of each Debt purchase, in the form of EWSI’s 8% Redeemable, Convertible Notes with Twelve (12) Month Maturities (the ‘Convertible Notes’).  The Convertible Notes shall be redeemable, in whole or in part, by EWSI at any time prior to execution of any conversion notice by the Investor, at 115% of the face value of the amount redeemed.  The Investor shall have the right to convert all or any portion of any of the Notes at the Conversion Price, beginning six months from the date of each issue .

Profit Seeker Private Equity Ltd.  DBA Profit Seeker Fund.  Registered in England and Wales #8514888
www.profitseekerfund.com

Rule 144 Conversion of Debt and the Convertible Notes
The Common Stock issued pursuant to conversion of either the Convertible Notes and/or the Debt shall be issued pursuant to Rule 144 without restriction or legend so long as the liabilities originated at least six (6) months prior to conversion (so long as the Issuer remains publicly traded and fully-reporting to the SEC) or twelve (12) months prior to conversion (in the situation whereby the Issuer remains publicly traded but is no longer reporting to the SEC).
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Immediate Commitment
Within 10 business days of execution of this Term sheet, the Investor shall purchase no less than $50,000 of Debt (the ‘Immediate Commitment;) and shall execute a Convertible Note with the Issuer in an amount not less than 30% of the Immediate Commitment.

Conversion Price
The Conversion Price for either of the Convertible Notes or the Debt, shall mean 50% multiplied by the Market Price (as defined herein) (representing a discount rate of 50%). "Market Price" means the volume weighted average of the three lowest closing bid prices (as listed on www.NASDAQ.com) for the EWSI Common Stock during the ten (10) trading day period ending on the trading day immediately prior to the date the Conversion Notice is received by the Company via facsimile, PDF, or email (the "Conversion Date").

Exclusive Dealing with Acquisitions
The Investor requires, as a condition of this agreement that any Debt holders of any target companies EWSI intends to acquire under these terms, that the target’s sellers shall agree in writing to a reasonable exclusivity period within which to complete the acquisition and the Investor shall be provided with full and complete access to the financial due diligence of the target company, including but not limited to, all documentation regarding the intended acquired Debt.

No Short Sales	The Investor will not engage in any short sales with respect to the Common Stock during the term of the Agreement.
Confidentiality	The Parties agree to remain bound by the confidentiality agreement already signed between them.
Public Notice
The Issuer is fully reporting under the US SEC regulations, and at the sole discretion of the Issuer’s counsel, this document may require disclosure by public notice and/or filing with the SEC, or both.  In such instance, the Issuer shall prepare an advance notice to the Investor of such filing or announcement and the Investor shall be given the right to comment on such filing or announcements.

If the terms and conditions contained herein are satisfactory, please sign as indicated below.  We appreciate this opportunity to work with you. We look forward to an expeditious and successful closing of this transaction.

Sincerely,	Accepted,

/s/ Errol Torres	/s/ Martin Nielson
By: Errol Torres	Martin Nielson
Fund Manager and Managing Director	Chief Executive Officer
Profit Seeker Fund	E-Waste Systems, Inc.
Profit Seeker Private Equity Ltd.

Profit Seeker Private Equity Ltd.  DBA Profit Seeker Fund.  Registered in England and Wales #8514888
www.profitseekerfund.com